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EXHIBIT 10.27

HOME VIDEO RIGHTS ACQUISITION AGREEMENT

Dated as of February 24, 2005

        1.    PARTIES:

          (a)   Twentieth Century Fox Home Entertainment LLC ("Fox"); and

          (b)   Out of the Blue Productions, LLC ("Licensor").

        2.    PICTURE:    "Picture" means the motion picture entitled "CLOUD NINE" (2005) directed by Harry Basil and starring Burt Reynolds, Paul Rodriquez and D.L. Hughley. Picture shall also include all available additional material related to the Picture (e.g., deleted scenes, interviews, etc.).

        3.    THEATRICAL RELEASE:    Licensor shall theatrically release the Picture prior to the Delivery Deadline, or cause the Picture to be theatrically released, in the United States and shall spend no less than $1,000,000 on Print and Advertising Costs for such release prior to the Delivery Deadline ("Theatrical Release"). Licensor's failure to cause the Picture to be Theatrically Released shall not be a breach of this Agreement but shall cause the financial structure of the Agreement to change, as set forth in detail below in Paragraphs 10(a) and 10(b). The term "Print and Advertising Costs" as used in this Agreement shall mean the aggregate of the following items in connection with the theatrical release of a motion picture: actual media costs and physical materials costs for prints.

        4.    RIGHTS GRANTED:    Licensor hereby grants and licenses to Fox the sole and exclusive right and license under copyright and otherwise to exercise all rights of Home Video Distribution and Home Video Exhibition of the Picture in the Distribution Territory, and all additional non-exclusive rights with respect to exploitation of such Picture and marketing, advertising, and promotion thereof as more fully described in the Standard Terms attached hereto (collectively, "Distribution Rights").

        5.    RESERVED RIGHTS:    Licensor reserves all rights in the Picture not specifically granted to Fox hereunder ("Reserved Rights"). Licensor has not exercised and will not exercise nor authorize any other Party to exercise any Reserved Rights or to take any action which would reasonably be deemed to derogate from, impair or compete with the Distribution Rights herein granted to Fox.

        6.    RIGHT OF FIRST NEGOTIATION AND LAST REFUSAL:    Fox shall have a right of First Negotiation and Last Refusal with respect to all Motion Pictures created pursuant to Licensor's Sequel Motion Picture Rights, Remake Rights or Additional Motion Picture Rights for the Picture, and any Literary Material or musical material upon which the Picture is based (the "New Product") as follows:

            (i)    Fox shall have the right to receive written notice of Licensor's intent to enter into an agreement for exploitation of any New Product;

            (ii)   Fox shall have the right to negotiate exclusively with Licensor regarding such New Product for a period of 30 days prior to any negotiations by Licensor with any third Parties; and

            (iii)  Fox shall have the right to match any final bid or offer from any third Party for exploitation of the New Product, the terms of which bid or offer are in any respect more favorable to the third Party than the terms presented to Fox or which are materially different from any bid or offer already given to or by Fox (whether or not more favorable); provided that any such matching offer by Fox (if any), must be transmitted to Licensor within 30 calendar days after Fox receives notice of the competing bid or offer.

        7.    DISTRIBUTION TERRITORY:    The "Distribution Territory" shall consist of the United States and Canada and their territories and possessions.

        8.    LICENSE PERIOD/SELL-OFF PERIOD:

          (a)    License Period:    The period during which Fox may exercise the Distribution Rights for the Picture ("License Period") shall commence as of the date hereof, and shall expire 10 years after the Initial Release Date of the Picture. "Initial Release Date" means the date of initial release by a Home Video Distributor of Cassettes of the Picture for Home Video Exhibition in a Territory, as determined by Fox or its designee. If the Initial Release Date for a Picture in the United States is not within 1 year after the completion of Delivery of such Picture, for purposes of the License Period only, the Initial Release Date for such Picture in the Distribution Territory shall be the date that is one year from the completion of Delivery.

          (b)    Sell-Off Period:    Notwithstanding anything to the contrary in Paragraph 8(a), Fox may continue to exercise the Distribution Rights under this Agreement on a non-exclusive basis, directly or indirectly, for a period of six (6) months following the end of the License Period ("Sell-Off Period"), provided Fox ceases to manufacture Cassettes of the Picture upon the end of the License Period.

        9.    DELIVERY DEADLINE/TELEVISION HOLDBACKS:

          (a)    Delivery Deadline:    Licensor shall complete Delivery of the Picture to Fox no later than August 1, 2005 ("Delivery Deadline"). If Licensor abandons production or otherwise fails to complete Delivery of the Picture to Fox by the Delivery Deadline, in addition to any other rights and remedies available to Fox, Licensor shall reimburse Fox immediately upon demand for the full amount of any Advance and any other payments by Fox to Licensor or to any third Party with respect to this Agreement or any other current or future agreement between Fox and Licensor.

          (b)    Holdbacks:    Licensor shall not exercise any rights to Television Exhibition in any Territory of the Distribution Territory until the expiration of the minimum periods of time after the Initial Release Date in such Territory ("Holdbacks"), as set forth below.

            (i)    Initial Release Date to On-Demand Exhibition:    On-Demand Exhibition shall not occur for at least 60 days after the Initial Release Date in the applicable Territory.

            (ii)    Initial Release Date to Pay Television Exhibition:    Pay Television Exhibition shall not occur for at least 6 months after the Initial Release Date in the applicable Territory.

            (iii)    Initial Release Date to Free Television Exhibition:    Free Television Exhibition shall not occur for at least 18 months after the Initial Release Date in the applicable Territory.

        10.    PAYMENTS TO LICENSOR:    In consideration of the grant of the Distribution Rights and Licensor's representations and warranties contained herein, and subject to Licensor's compliance with the material terms of this Agreement, Fox shall pay Licensor as follows:

          (a)    With A Theatrical Release:    If the Picture has a Theatrical Release, the following Advance, Licensor's Share and Fox Distribution Fee shall apply.

            (i)    Advance:    Subject to Licensor's compliance with its material obligations under this Agreement, including without limitation Paragraph 9(a), Fox shall pay to Licensor a non-refundable "Advance" of $550,000 as follows:

              (A)  $55,000 within 10 days after signature of this Agreement by Licensor; and

              (B)  $495,000 within 10 days after completion of Delivery.

            (ii)    Licensor's Share:    Subject to recoupment of the Advance, as provided in Paragraph 10(a)(iv), Fox shall remit to Licensor 100% of Net Receipts as "Licensor's Share."

            (iii)    Fox's Distribution Fee:    "Fox's Distribution Fee" shall be 20% of Gross Receipts.

            (iv)    Recoupment of Advance:    Fox shall be entitled to recoup interest on the Advance, at an annual percentage rate of 1% above the prime lending rate charged by Bank of America from time to time in effect (the "Fox Financing Charge"), and the Advance from Licensor's Share. For the avoidance of doubt, Fox shall recoup 100% of the Advance and the Fox Financing Charge out of Licensor's Share and Licensor shall not receive nor be entitled to any portion of Licensor's Share until Fox recoups such Advance and Fox Financing Charge.

          (b)    With No Theatrical Release:    If the Picture does not have a Theatrical Release (i.e., goes direct to video (DTV)), the following DTV Advance, DTV Licensor's Share and DTV Fox's Distribution Fee shall apply.

            (i)    DTV Advance:    Subject to Licensor's compliance with its material obligations under this Agreement, including without limitation Paragraph 9(a), Fox shall pay to Licensor, a non-refundable "DTV Advance" of $450,000 as follows:

              (A)  $45,000 within 10 days after signature of this Agreement by Licensor; and

              (B)  $405,000 within 10 days after completion of Delivery.

            (ii)    DTV Licensor's Share:    Subject to recoupment of the DTV Advance, as provided in Paragraph 10(b)(iv), Fox shall remit to Licensor 50% of Net Receipts as "DTV Licensor's Share."

            (iii)    DTV Fox's Distribution Fee:    "DTV Fox's Distribution Fee" shall be 20% of Gross Receipts.

            (iv)    Recoupment of DTV Advance:    Fox shall be entitled to recoup interest on the DTV Advance, at an annual percentage rate of 1% above the prime lending rate charged by Bank of America from time to time in effect (the "DTV Fox Financing Charge"), and the DTV Advance from Licensor's Share. For the avoidance of doubt, Fox shall recoup 100% of the DTV Advance and the DTV Fox Financing Charge out of DTV Licensor's Share and Licensor shall not receive nor be entitled to any portion of DTV Licensor's Share until Fox recoups such DTV Advance and DTV Fox Financing Charge.

          (c)    Participation Terminology:

            (i)    "Fox Entity":    Fox, a Subsidiary or an Affiliate.

            (ii)    "Fox Home Video Distributor":    A Fox Entity which is a Home Video Distributor.

            (iii)    "Gross Receipts":    100% of the monies actually received and earned by a Fox Home Video Distributor from the sale and distribution of Cassettes of the Picture in the Distribution Territory, and from third Party Home Video Distributors pursuant to license, after deducting unspecified customer deductions and discounts, bad debts, returns and costs for which reasonable reserves may be established pursuant to Paragraph 10(d). No monies shall be included in Gross Receipts with respect to Cassettes of the Picture distributed as free or bonus Cassettes, or for promotional or sales incentive purposes or in connection with marketing plans ("Promotional Cassettes"), provided that the aggregate number of Promotional Cassettes shall in no event exceed 7,000 Cassettes.

            (iv)    "Home Video Distribution Expenses":    All Manufacturing Costs, Sales and Marketing Costs and Miscellaneous Distribution Costs which are paid, advanced, incurred or accrued by Fox (including its subsidiaries and affiliates) by reason of, in connection with, or which are allocable to the Home Video Distribution of Cassettes of the Picture, pursuant to the following:

              (A)  "Manufacturing Costs":    All costs of manufacture, packaging and shipping of Cassettes of the Picture, including costs of re-editing, dubbing, subtitling, closed captioning and descriptive services, anti-piracy devices and anti-copying protection, mastering, authoring and compression, raw materials costs including tape, disc, shell, cartridge, box, labels, sleeves, containers, stickers, duplication, replication, packaging materials and services including plastic-wrapping, "pick, pack and ship" and other physical distribution and handling services, freight, inventory management services including third party expenses in connection with VMI services, warehousing, insurance, storage, degaussing and disposal and all other costs of degaussing, including charges established pursuant to the then current published rate card for any of the foregoing products or services provided such charges are generally consistent with prices charged for comparable products or services of unrelated third Parties;

              (B)  "Sales and Marketing Costs":    All costs in connection with the selling, advertising and promotion of Cassettes of the Picture, including design, production and manufacture of value added, marketing and advertising materials, press kits, trailers, screening Cassettes, media purchases, mailers, promotions, fulfillment, advertising funding and rebates including "co-op," sales rebates, display and point-of-purchase advertising, advertising agency and public relations fees, consultant fees, sales incentive programs, an allocable portion of the dues and assessments paid with respect to industry anti-piracy programs relating to Cassettes, research, trade show and entertainment costs, commercial tie-ins and sales commissions, including charges established pursuant to the then current published rate card for any of the foregoing products or services provided such charges are generally consistent with prices charged for comparable products or services of unrelated third Parties; and

              (C)  "Miscellaneous Distribution Costs":    All amounts (however denominated) remitted by or on behalf of Fox to taxing authorities as sales, use, excise, VAT, commodity, remittance, withholding and comparable or similar taxes (collectively, "Video-Related Taxes"); and all costs and expenses paid, advanced, incurred or accrued in connection with the Home Video Distribution of Cassettes of the Picture, excluding Manufacturing Costs and Sales and Marketing Costs but including the conversion of funds costs, collection costs, costs incurred in connection with the protection of copyright, costs incurred with respect to licensing the right to engage in Home Video Distribution of Cassettes of the Picture, and costs incurred in connection with claims asserted by third Parties directly relating to Cassettes of the Picture.

            (v)    "Home Video Distributor":    A Party licensed to perform Home Video Distribution by a Fox Entity and which engages in the sale or rental of Cassettes embodying Motion Pictures directly to wholesale dealers and/or retail dealers and outlets. The term Home Video Distributor shall not include a wholesale or retail dealer or outlet which buys or leases Cassettes embodying Motion Pictures from a Party which is also a Home Video Distributor.

            (vi)    "Net Receipts":    100% of the amount of Gross Receipts remaining, if any, after Fox deducts, on a continuing and cumulative basis based on financial data determined, recorded and computed as of the end of the particular Statement Period for which a periodic Accounting Statement is being rendered, the aggregate of the following items (each a "Recoupment Item"), in the following order of priority: Fox's Distribution Fee and Home Video Distribution Expenses.

          (d)    Reasonable Reserves:

            (i)    Fox may establish and maintain reasonable reserves for anticipated costs, charges and/or revaluations, including bad debts, returns and defectives, which reserves shall not exceed 20% of Gross Receipts.

            (ii)   Any reserves taken hereunder shall be liquidated periodically, pursuant to Fox's then-current accounting practices and policies but in no event less often than every 12 months.

          (e)    Accounting by Fox:    With respect to the Picture released hereunder, Fox shall account to Licensor with respect to Gross Receipts, Net Receipts and Licensor's Share (or DTV Licensor's Share, as applicable) as follows:

            (i)    First Accounting Statement and Payment:    Fox shall deliver an initial accounting statement, in a form determined by Fox, which shows in summary form Gross Receipts, permitted deductions therefrom, and Net Receipts, if any ("Accounting Statement"), and shall pay Licensor's Share (or DTV Licensor's Share, as applicable) of Net Receipts, if any, no less than 45 days after the end of the calendar quarter in which the Initial Release Date in the Distribution Territory occurs.

            (ii)    Subsequent Accounting Statements and Payments:    As to all subsequent Accounting Statements and payments other than those set forth in Paragraph 10(e)(i) Fox shall deliver an Accounting Statement and pay any balance of Licensor's Share (or DTV Licensor's Share, as applicable) of Net Receipts, if any, 45 days after the end of each calendar quarter in which Gross Receipts are determined to have been collected. Each such Accounting Statement and payment shall reflect cumulative adjustments based on cash activity with respect to such Picture subsequent to the issuance of the first Accounting Statement pursuant to Paragraph 10(e)(i).

          (f)    Cross-Collateralization:    The Picture shall be cross-collateralized among all rights granted hereunder and among all countries of the Distribution Territory.

        11.    THIRD-PARTY PARTICIPATIONS/GUILD PAYMENTS:    As between Licensor and Fox, Licensor shall be solely responsible to account to and/or make any payments to third-Party participants in the proceeds of the Picture derived from the exploitation of the Distribution Rights in the Distribution Territory. As between Licensor and Fox, Licensor shall be solely responsible for and shall pay all Guild Payments with respect to the Picture. If, notwithstanding the foregoing sentence, Fox is compelled to pay any Guild Payments pursuant to a collective bargaining agreement or by contractual agreement, Fox shall recoup such Guild Payments from any amounts payable to Licensor and Licensor shall, upon Fox's request, pay Fox an amount equal to the balance of Guild Payments paid by Fox which have not been so recouped.

        12.    DISTRIBUTION AND EXPLOITATION:

          (a)    Fox's Obligations:

            (i)    Use of Logos:    Fox shall include Licensor's logos on the back of all packaging of Cassettes of the Picture, in equal prominence to Fox's logo.

            (ii)    Use of Licensor's Marks:    Fox shall include Licensor's copyright and trademark notices in Cassette packaging and advertising in accordance with Licensor's written instructions.

            (iii)    Overhead/Distribution Fees:    Fox shall not deduct any Fox Entity distribution fees as a Home Video Distribution Expense. Home Video Distribution Expenses shall not include overhead or interest charged by a Home Video Distributor.

            (iv)    Marketing Costs:    The Discretionary Marketing Costs for the License Period for the Picture in the United States shall not exceed 15% of the Modified Home Video Receipts from such License Period without Licensor's prior written consent. "Discretionary Marketing Costs" are actual costs of point of purchase material, trade advertising, consumer advertising and publicity. "Modified Home Video Receipts" are 100% of Gross Receipts without deducting any amounts for returns, reserves or bad debts.

            (v)    Transactions with Subsidiaries and Affiliates:    Fox shall ensure that, with respect to Home Video Distribution of the Picture, all costs and expenses paid or incurred by a Fox Home Video Distributor for purchases of goods or services from Fox's subsidiaries and affiliates are reasonable and customary and do not exceed the amount generally paid (or which would be paid) by unrelated third parties for similar goods and services.

          (b)    Fox's Control:    Except as provided in Paragraph 12(a), Fox shall have complete, exclusive and unqualified discretion and control as to the time, manner (e.g., whether direct or through intermediaries) and trade terms of Home Video Distribution of the Picture, in accordance with such policies, terms and conditions and through such Parties as Fox in its sole business judgment may determine proper or expedient. Fox makes no express or implied representation, warranty, guaranty or agreement that the Picture will be released or distributed, as to the manner or extent of any distribution or other exploitation of the Picture, nor the amount of money to be derived therefrom or expended in connection therewith, nor the performance by any subsidiary and/or affiliated entity of Fox, or any subdistributor or licensee in connection with the distribution or other exploitation of the Picture.

          (c)    Assistance to Fox:    In addition to its other obligations under this Agreement, Licensor shall assist Fox in obtaining (and provide all documentation required to obtain) such licenses and permits as may be necessary or desirable for the importation and distribution of the Picture in the Distribution Territory.

          (d)    Video Levies:    Licensor grants and licenses to Fox or its designee a beneficial interest in and the exclusive right to make all necessary claims and filings and to collect and/or arrange for the collection of all Copyright Revenues. Licensor shall make no separate claim or attempt to collect such Copyright Revenues. Fox shall allocate collected Copyright Revenues relating to the Picture in a fair and reasonable manner consistent with the data available to Fox. Any collected Copyright Revenues allocated to Licensor with regard to the Picture shall be included in Gross Receipts.

        13.    FOX AUDIT RIGHT:    Fox shall have the right to audit Licensor's books and records relating to the Print and Advertising Costs for the Picture upon 30 days advance notice and during normal business hours at Fox's expense for a period of 18 months following Delivery of the Picture, and to make appropriate adjustments to the Participation Statements rendered thereafter in accordance with the findings of such audit.

        14.    NOTICES/DESIGNATION OF AGENT:

          (a)    To Fox:    All notices from Licensor to Fox shall be given in writing by mail (postage prepaid), messenger or facsimile (and if sent by facsimile, such notice shall be concurrently sent by mail) addressed as indicated below. The earlier of: (i) actual receipt; (ii) 3 business days after the date of mailing; or (iii) the date of faxing shall be deemed to be the date of service.

Mail:	P.O. Box 900 Beverly Hills, California 90213 Attention: Legal Department
Messenger:	2121 Avenue of the Stars, Suite 1450 Los Angeles, California 90067 Attention: Legal Department
Facsimile:	(310) 369-4739
Telephone	(310) 369-3022

          (b)    To Licensor:    All notices from Fox to Licensor may be given in writing by mail (postage prepaid) or messenger or facsimile addressed as indicated below. The earlier of (i) actual receipt; (ii) 3 business days after the date of mailing; or (iii) the date of faxing shall be deemed to be the date of service.

Mail and Messenger:	Cohen & Gardner, LLP 329 N. Wetherly Dr., Suite 206 Beverly Hills, CA 90211 Attention: Jeff Cohen
Facsimile:	(310) 285-7374
Telephone	(310) 285-7373

          (c)    Service of Process:    Licensor hereby appoints Jeff Cohen, Cohen & Gardner, LLP, 329 N. Wetherly Dr., Suite 206, Beverly Hills, CA 90211 to accept service of process in California on its behalf. If no person is validly appointed, or if for any reason said person and/or address may not be validly served, then Licensor hereby appoints the Secretary of State of California to accept service of process on its behalf.

        15.    ENTIRE AGREEMENT:    This Home Video Rights Acquisition Agreement ("Main Agreement"), together with: (a) the Standard Terms and Conditions—Home Video Rights Acquisition Agreement ("Standard Terms"), attached hereto; (b) Exhibit "A" thereto, the Delivery Requirements, with Schedule "A-1" thereto; (c) Exhibit "B" thereto, the Laboratory Access Letter; (d) Exhibit "C" thereto, Secured Collateral, Rights and Remedies; and (e) Exhibit "D" thereto, Exclusive License, Assignment and Mortgage of Rights, including Copyright; embody the entire agreement ("Home Video Rights Acquisition Agreement" or "Agreement") between Fox and Licensor as to the subject matter hereof, and supersede all previous agreements, warranties or representations, oral or written, which may have been made between Fox and Licensor as to the subject matter hereof.

        By signing in the spaces provided below, Fox and Licensor accept and agree to all of the terms and conditions of this Agreement.

Out of the Blue Productions LLC	Twentieth Century Fox Home Entertainment LLC
("Licensor")	("Fox")

By /s/ JOHN SIMONELLI	By /s/ CORPORATE OFFICER
Its CEO	Its Corporate Officer

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  EXHIBIT 10.27
HOME VIDEO RIGHTS ACQUISITION AGREEMENT Dated as of February 24, 2005